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EXHIBIT 99.1

Blackwater Midstream Agrees to Acquire 800,000 Barrel Port of New Orleans Storage Facility

New Orleans, Louisiana --September 29, 2008 --Blackwater Midstream Corp. [OTCBB:BWMS.OB], a developing company in the field of fuel and chemical storage, announced today that it has entered into a definitive Purchase and Sale Agreement to acquire an 800,000 barrel storage terminal in the Port of New Orleans for $4.8 million. In addition, Blackwater Midstream Corp. has obtained a term sheet from J.P.Morgan Chase Co. [NYSE: JPM] to finance the acquisition. The closing is expected to occur within sixty days.

"This acquisition fits Blackwater's strategic plan on many levels," said Michael Suder, CEO and director of Blackwater Midstream. "The experience that our management team has in the New Orleans storage terminal market will be a key factor in expanding the business portfolio at the Blackwater New Orleans' facility." Suder added, "This acquisition will provide immediately accretive results to our company, while we continue the process of developing and constructing our new ten million barrel, world-class independent storage terminal facility in Garyville, LA".

Frank Marrocco, Chief Commercial Officer of Blackwater Midstream stated, "The acquisition of the Port of New Orleans facility will allow our company to actively pursue new business opportunities across an array of manufacturing companies including agricultural products, specialty and commodity chemicals."

Blackwater Midstream is also currently pursuing their acquisition strategy in the mid-Atlantic and Northeast regional markets.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream's forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream's Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.



Press Contacts:

Michael Suder
Blackwater Midstream Corp.
(201) 290.8369

Crystal Parzik
artfix media
crystal@artfixmedia.com
(310) 594.5008